Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-11 of Pacific Office Properties Trust, Inc. of our report dated March 18, 2008, except for Note 9, as to which the date is June 3, 2008, relating to our audit of the combined financial statements of the entities referred to therein as Combined Entities as of December 31, 2007 and 2006, and for the years then ended, appearing in the Prospectus.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP
Irvine, California
February 5, 2009